Exhibit 10.1

GENERATIONS BANK

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of January 31, 2022 (the “Effective Date”), by and between Generations Bank, a federally chartered savings bank with its principal office in Seneca Falls, New York (the “Bank”), and Anthony G. Cutrona (“Executive”). References to the “Company” mean Generations Bancorp NY, Inc., a Maryland corporation that owns 100% of the common stock of the Bank.  The Company shall be a signatory to this Agreement for the sole purpose of guaranteeing the Bank’s performance hereunder.

WHEREAS, Anthony G. Cutrona (the “Executive”) is currently employed as a Senior Vice President of Generations Bank; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth; and

WHEREAS, the Compensation Committee of the Bank and the Executive believe it is in the best interests of the Bank to enter into this Agreement in order to reinforce and reward the Executive for his service and dedication to the continued success of the Bank.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

During the period of his employment hereunder, Executive agrees to continue to serve as Senior Vice President of the Bank (the “Executive Position”). During said period, Executive also agrees to continue to serve as an officer of the Bank.  Failure to re-appoint Executive to Executive Position without the consent of Executive during the term of this Agreement (except for any termination for Cause, as defined herein) shall constitute a breach of this Agreement.

2.	TERM AND DUTIES.
(a)	The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of 24 full calendar months thereafter. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be 24 full calendar months; provided, however, if written notice of nonrenewal is provided to Executive at least ten days and not more than 30 days prior to any anniversary date, the term of this Agreement shall not so renew. On an annual basis prior to the deadline for the notice period referenced above, the President and CEO of the Company (“CEO”) shall conduct a performance review of Executive for purposes of determining whether to provide notice of nonrenewal.
(b)	During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the CEO, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the CEO, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in the CEO’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement it being understood that membership in and service on boards or committees of social, religious, charitable or similar organizations does not require the CEO’s approval pursuant to this Section 2(b). For purposes of this Section 2(b), CEO approval shall be deemed to have been granted as to service with any such business company or organization that Executive was serving as of the date of this Agreement.

3.	COMPENSATION, BENEFITS AND REIMBURSEMENT.
(a)	The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $142,564 per year (“Base Salary”). Such Base Salary shall be payable biweekly, or with such other frequency as officers and employees are generally paid. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually. Such review will be conducted by the CEO, and the Bank may increase, but not decrease (except a decrease that is generally applicable to all employees) Executive’s Base Salary (with any increase in Base Salary to become “Base Salary” for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank. Base Salary shall include any amounts of compensation deferred by Executive under qualified and nonqualified plans maintained by the Bank.
(b)	The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder, except as to any changes that are applicable to all participating employees or as reasonably or customarily available. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank or the Company in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank or the Company in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.
(c)	In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank or the Company shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine. The Bank shall reimburse Executive for his ordinary and necessary business expenses, including travel and entertainment expenses, including in connection with the performance of his duties under this Agreement, upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require. All reimbursements shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the expense was incurred.
4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.
(a)	Upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement, the provisions of this section shall apply. As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank of Executive’s full-time employment hereunder for any reason other than a termination for Cause, as defined in Section 8 hereof, or a termination upon Retirement as defined in Section 7 hereof, or a termination for Disability as set forth in Section 6(a) hereof; and (ii) to the extent permitted under Code Section 409A, Executive’s resignation from the Bank’s employ for “Good Reason.” Good Reason shall mean any of the following: (A) failure to elect or reelect or to appoint or reappoint Executive to Executive Position, unless consented to by Executive, (B) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1 and 2 above, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement), (C) a relocation of Executive’s principal place of employment to a location that is more than 25 miles from the location of the Bank’s principal executive offices as of the date of this Agreement, or a material reduction in Base Salary (except for any reduction that is part of an employee-wide reduction in pay or benefits), or (D) material breach of this Agreement by the Bank. Upon the occurrence of any event described in clauses (ii) (A), (B), (C), or (D) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation within ninety (90) days) after the event giving rise to said right to elect, which termination by Executive shall be an Event of Termination. The Bank shall have at least (30) days to remedy any condition set forth in clause (ii) (A) through (D), provided, however, that the Bank shall be entitled to waive such period and make an immediate payment hereunder. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a Notice of Termination, as defined in Section 9(c) below, for Good Reason at any time within sixty (60) days following the expiration of such cure period. No payments or benefits shall be due to Executive under this Agreement upon the termination of Executive’s employment except as provided in Section 4 or 5 hereof.
(b)	Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum cash amount equal to one and one-half times the sum of the highest annual rate of Base Salary paid to Executive at any time under the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment, and shall be payable within thirty (30) days following the Executive’s Event of Termination. Notwithstanding the foregoing, in the event the Executive is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, the Executive’s payment under this Section 4(b) shall be delayed until the first day of the seventh month following the Executive ‘s Event of Termination. A “Specified Employee” shall be interpreted to comply with Code section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof) but an individual shall be a “Specified Employee” only if the Bank or Company is or becomes a publicly traded company.
(c)	Upon the occurrence of an Event of Termination, the Bank will provide at the Bank’s expense, life insurance and non-taxable medical and dental coverage substantially comparable, as reasonably or customarily available, to the coverage maintained by the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees. Such coverage shall cease 18 months following the Event of Termination. Notwithstanding the foregoing, if applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees), or, if participation by the Executive is not permitted under the terms of the applicable health plans, or if providing such benefits would subject the Bank to penalties, then the Bank shall pay the Executive a cash lump sum payment reasonably estimated to be equal to the cost of such nontaxable life, medical and dental insurance, with such payment to be made by lump sum within thirty (30) business days of the Event of Termination, or if later, the date on which the Bank determines that such insurance coverage (or the remainder of such insurance coverage) cannot be provided for the foregoing reasons.
(d)	Upon the occurrence of an Event of Termination, any non-vested stock options granted to Executive under any stock option plan or restricted stock plan of the Bank will fully vest.
(e)	For purposes of this Agreement, “Event of Termination” as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 24-month period.

5.	CHANGE IN CONTROL.
(a)	“Change in Control” shall mean any of the following:
(1)“Change in Control” shall mean (i) a change in the ownership of the Bank or Company, (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below.
(2)A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Final Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. For these purposes, a change in ownership will not be deemed to have occurred if no stock of the Bank or Company is outstanding.
(3)A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Final Regulations section 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30 percent or more of the total voting power of the stock of such Bank or Company, or (ii) a majority of the members of the Bank’s or Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or Company’s board of directors prior to the date of the appointment or election, provided that this subsection “(ii)” is inapplicable where a majority shareholder of the Bank or Company is another corporation.
(4)A change in a substantial portion of the Bank’s or Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Final Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (i) all of the assets of the Bank or Company, or (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Final Regulations section 1.409A3(i)(5), except to the extent that such final regulations are superseded by subsequent guidance.
(5)Notwithstanding anything herein to the contrary, a minority stock offering or mutual to stock conversion of the Bank’s mid-tier mutual holding company to fully converted stock holding company shall not be considered a “Change in Control” of the Bank or the mid-tier mutual holding company.
(b)	If any of the events described in Section 5(a) hereof constituting a Change in Control shall have occurred or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 5 regardless of whether he has terminated employment in connection with the Change in Control.
(c)	Upon the occurrence of a Change in Control, Executive, or, in the event of his death following a Change in Control, his beneficiary or beneficiaries, or his estate, as the case may be, shall receive as severance pay or liquidated damages, or both, an amount equal to two times the highest annual rate of Base Salary paid to Executive at any time under the Agreement or Prior Agreement which shall be paid in a lump sum distribution on the effective date of the Change in Control.
(d)	If the Executive is entitled to payments and benefits under this Section 5(c), the Executive will not be entitled to payments and benefits under Section 4 of this Agreement.

(e)	Upon the occurrence of a Change in Control, any non-vested stock options granted to Executive under any stock option plan or restricted stock plan of the Bank will fully vest.
6.	TERMINATION FOR DISABILITY OR DEATH.
(a)	Termination of Executive’s employment based on “Disability” shall be construed to comply with Code section 409A and shall be deemed to have occurred if (i) the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank or Company; or (iii) the Executive is determined to be totally disabled by the Social Security Administration. The provisions of paragraph 6(b) and (c) shall apply upon the termination of the Executive’s employment for Disability.
(b)	The Bank will pay Executive, as Disability pay, a bi-weekly payment equal to seventy-five percent (75%) of Executive’s bi-weekly rate of Base Salary commencing on the date the Executive is determined to be Disabled. These Disability payments will be paid bi-weekly and will end on the earlier (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability; (ii) Executive’s full-time employment by another employer; (iii) Executive attains the age of 65; or (iv) Executive’s death. The Disability pay shall be reduced by the amount, if any, paid to Executive under any plan of the Bank or the Company providing disability benefits to Executive.
(c)	The Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable, as reasonable or customarily available, to the coverage maintained by the Bank for Executive prior to his termination for Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee termination for Disability. This coverage shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability; (ii) Executive’s full-time employment by another employer; (iii) Executive attaining the age of 65; or (iv) Executive’s death.
(d)	In the event of Executive’s death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by executive in writing) shall be paid Executive’s Base Salary as defined in paragraph 3(a) at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death in accordance with regular payroll practices, and the Bank will continue to provide medical, dental and other insurance benefits normally provided for Executive’s family (in accordance with its customary co-pay percentages) for one year after Executive’s death.
7.	TERMINATION UPON RETIREMENT.

Termination of Executive’s employment based on “Retirement” shall mean termination of Executive’s employment at age 65 or in accordance with any retirement policy established by the Board with Executive’s consent with respect to him. Upon termination of Executive based on Retirement, no amounts or benefits shall be due to the Executive under this Agreement, and Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party.

8.	TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Executive’s employment shall not be terminated in accordance with this paragraph for any act or action or failure to act which is undertaken or omitted in accordance with a resolution of the Board or upon advice of the Bank’s counsel. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any non-vested stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause (unless it is determined in arbitration that grounds for Termination for Cause did not exist, in which event all terms of the options as of the date of termination shall apply, and any time periods for exercising such options shall commence from the date of resolution in arbitration).

9.	NOTICE.

Any purported termination by the Bank for Cause shall be communicated by Notice of Termination to Executive. If, within 30 days after any Notice of Termination for Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration. Notwithstanding the pendency of any such dispute, the Bank may discontinue to pay Executive compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 4 or 5 of this Agreement, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

(b)Any other purported termination by the Bank or by Executive shall be communicated by a Notice of Termination to the other party. If, within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 19 of this Agreement. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Cause). In the event the voluntary termination by Executive of his employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time if it is determined in arbitration that Executive’s voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination.
(c)For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and “Date of Termination” shall mean the date of the Notice of termination.
10.	NON-COMPETITION AND POST-TERMINATION OBLIGATIONS.
(a)	All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b), (c) and (d) of this Section 10.

(b)	Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Executive shall not be required to provide information or assistance with respect to any litigation between the Executive and the Bank or any of its subsidiaries or affiliates.

(c)	Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank, the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Employers. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Employers or affiliates thereof to any person, film, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to either the Office of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System (together, the “Regulator”), the Federal Deposit Insurance Corporation (“FDIC”), or other regulatory agency with jurisdiction over the Bank, the Company, or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available or which Executive is otherwise legally required to disclose. In the event of a breach or threatened breach by Executive of the provisions of this Section 10, the Bank and the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, his knowledge of the past, present, planned or considered business activities of the Bank or the Company or any of their affiliates, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
(d)	Upon any termination of Executive’s employment hereunder pursuant to Section 4 of this Agreement, Executive agrees not to compete with the Bank and the Company and any of their subsidiaries for a period of one year following such termination in any city, town or county in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive’s breach of this Section l0(d) agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank and the Company from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Executive.
11.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive, and if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, including the Prior Agreement, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.	NO ATTACHMENT; BINDING ON SUCCESSORS.
(a)	Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assigtm1en,t encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
(b)	This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.
14.	MODIFICATION AND WAIVER.
(a)	This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b)	No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
15.	REQUIRED PROVISIONS.
(a)	The Bank may terminate Executive’s employment at any time, but any termination by the Bank’s Board other than Termination for Cause as defined in Section 8 hereof shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after Termination for Cause.
(b)	If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) [12 USC §1818(e)(3)] or 8(g)(l) [12 USC §l 818(g)(l )] of the Federal Deposit Insurance Act, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(c)	If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) [12 USC §1818(e)(4)] or 8(g)(l) [12 USC §1818(g)(l)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(d)	If the Bank is in default as defined in Section 3(x)(l) [12 USC §1813(x)(l)] of the Federal Deposit Insurance Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.
(e)	All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, (i) by the Regulator, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC §1823(c)] of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)	Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
16.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

19.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within twenty-five miles of Seneca Falls, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in Executive’s favor, and that such reimbursement shall occur as soon as practicable but not later than two and one-half months after the dispute is settled or resolved in Executive’s favor.

21.	INDEMNIFICATION.

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) for the term of the Agreement and for a period of six years thereafter to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board), provided, however, the Bank shall not be required to indemnify or reimburse Executive for legal expenses or liabilities incurred in connection with an action, suit or proceeding arising from any illegal or fraudulent act committed by Executive. Any such indemnification shall be made consistent with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. §1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

22.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Generations Bancorp NY, Inc. 20 E Bayard St Seneca Falls, New York 13148

To the Bank:	Generations Bank 20 E Bayard St Seneca Falls, New York 13148

To Executive:	Anthony G. Cutrona At the address last appearing on the personnel records of the Bank

SIGNATURES

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be executed by their duly authorized representatives, and Executive has signed this Agreement, on the day and date first above written. The Company has become a party to this Agreement for the sole purpose of binding itself to the duties and obligations set forth in Section 11 hereof.

GENERATIONS BANCORP NY, INC.

January 31, 2022  By: /s/ Menzo D. Case

Date Menzo D. Case, President & CEO

GENERATIONS BANK

January 31, 2022  By: /s/ Menzo D. Case

Date Menzo D. Case, President & CEO

EXECUTIVE

January 31, 2022  /s/ Anthony G. Cutrona

Date Anthony G. Cutrona, Senior Vice President